Exhibit 10.15

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

EXECUTION COPY

Date: 26, September 2003

ELAN CORPORATION, PLC.

AND

ACORDA THERAPEUTICS, INC.

SUPPLY AGREEMENT

Fampridine SR

INDEX

CLAUSE 1	PRELIMINARY

CLAUSE 2	EXCLUSIVE SUPPLY

CLAUSE 3	REGULATORY MATTERS

CLAUSE 4	FORECASTS AND ORDERS

CLAUSE 5	SUPPLY OF THE PRODUCT

CLAUSE 6	DISPUTES AS TO SPECIFICATION

CLAUSE 7	SECOND SOURCE

CLAUSE 8	ADVERSE EVENTS AND PRODUCT RECALL

CLAUSE 9	FINANCIAL PROVISIONS

CLAUSE 10	PAYMENTS, REPORTS AND AUDITS

CLAUSE 11	DURATION AND TERMINATION

CLAUSE 12	CONSEQUENCES OF TERMINATION

CLAUSE 13	REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

CLAUSE 14	MISCELLANEOUS PROVISIONS

SCHEDULE 1	MANUFACTURING COST

THIS SUPPLY AGREEMENT is made the            September 2003

BETWEEN:

(1)                                      Elan Corporation, plc., a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan”); and

(2)                                      Acorda Therapeutics, Inc., a corporation organized under the laws of the State of Delaware and having its principal office at 15 Skyline Drive, Hawthorne, New York 10532, United States of America (“Acorda”).

RECITALS:

(A)                                   Elan and Acorda have entered into a Licence Agreement concerning the Product (as each of those terms are defined below).

(B)                                     Elan is prepared to manufacture and supply the Product to Acorda for onward commercial supply.

(C)                                     Elan and Acorda are desirous of entering into this Agreement to give effect to the arrangements described at Recitals (A) and (B).

NOW IT IS HEREBY AGREED AS FOLLOWS:

CLAUSE 1                  PRELIMINARY

1.1.                                   Definitions:

“Act” shall mean the United States Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

“Affiliate” shall mean any corporation or entity controlling, controlled or under  common control with Elan or Acorda, as the case may be.  For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

“Agreement” shall mean this supply agreement (which expression shall be deemed to include the Recitals and Schedules hereto).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

“Batch” shall mean a specific quantity of Product that is produced according to a single manufacturing order during the same cycle of manufacture, which quantity shall be agreed in the Technical Agreement.

“cGMP” shall mean current Good Manufacturing Practice as defined in the Act and FDA guidance documents; or as applicable current Good Manufacturing Practice under applicable regulations in the European Union.

“EEA” shall mean the countries comprising the European Economic Area, as the same may change from time to time.

“Effective Date” shall mean the date of this Agreement.

“Elan’s Facility” shall mean Monksland, Athlone, Co. Westmeath, Ireland or such other facility as Elan may use to perform its obligations hereunder and is in compliance with the NDA and other regulatory requirements.

“Elan Territory” shall mean any country or countries in which Elan, or any licensee of Elan other than Acorda, is permitted to commercialise the Product, by virtue of termination of the License Agreement in that country or the grant of a license by Acorda to Elan pursuant to Article 2.11.3 of the License Agreement.

“EXW” or “Ex Works” shall have the meaning as such term is defined in the ICC Incoterms, 2000, International Rules for the Interpretation of Trade Terms, ICC Publication No. 560.

“Force Majeure” shall mean any cause or condition beyond the reasonable control of the party obliged to perform, including acts of God, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), fire, flood, earthquake, war, riots or embargoes, strikes or other labour difficulties affecting a party, or either party’s inability to obtain supplies of components of the Product howsoever arising.

“FTE” means Elan’s full time equivalent charging rate for its appropriate employees or consultants from time to time (based on cost without mark-up) which as of the Amendment Date is [***] per day.

“Governmental Authority” shall mean the FDA and /or all other governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, which regulate, direct or control commercial and other related activities in or with the Territory.

“Launch Stocks” shall mean the quantities of stocks of the Product required by Acorda in relation to the launch of the Product following Regulatory Approval in a Major Market, as more fully described in Clause 4.7.

“Launch Year” shall mean the period commencing on the date of First Commercial Sale and expiring on the last day of the month that is the twelfth (12th) month following the date in which the First Commercial Sale occurs. For example, if the First Commercial Sale occurs on March 15 of any year, the Launch Year shall commence on March 15 of such year and expire on March 31 of the following year.

“Licence Agreement” shall mean that certain Amended and Restated Licence Agreement between Elan and Acorda of even date herewith.

“Major Market(s)” shall mean the US, the UK, France, Germany, Italy and Japan.

“Manufacturing Cost” shall mean the costs described in Schedule 1 as they relate to the Product, PROVIDED THAT if Elan is manufacturing the Product for sale in an Elan Territory, in no event shall Manufacturing Cost exceed Elan’s own costs for such manufacture, as calculated based on GAAP.

“Maximum Capacity” shall mean Elan’s maximum quarterly manufacturing capacity for the Product from time to time, as agreed in, or determined pursuant to, the Technical Agreement.

“Minimum Elan Requirements” shall mean for any Year, at least seventy five percent (75%) of Acorda’s total requirements of the Product.

“Minor Deficiencies” shall mean shortfalls or delays that are not inconsistent with industry accepted standards, which standards applicable to the Product shall be clarified in the Technical Agreement.

“Permitted Elan Assignee” shall mean any entity that purchases all or substantially all of the assets of Elan’s Facility and has entered into a written agreement with Elan for the benefit of Acorda whereby (inter alia) it represents to Acorda that it is (i) reasonably experienced in the field of pharmaceutical manufacturing (including the existing management of Elan’s Facility), (ii) in possession of sufficient financial resources and liquidity to perform the obligations of Elan under this Agreement and (iii) in good standing with the FDA.

A Permitted Elan Assignee shall also include any entity that has been formed for the purpose of acquiring Elan’s Facility, and shall, following such acquisition, be under the management of individuals reasonably experienced in pharmaceutical manufacturing (including the said existing management), in possession of sufficient financial resources and liquidity to perform the obligations of Elan under this Agreement, and none of which are debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b) and have the capacity of being in good standing with the FDA.

“Product” shall mean the oral product developed pursuant to the Project, in final packaged and labelled form for commercial sale or for distribution as promotional samples and as defined in the approved NDA or NDA Equivalent.

“Recall” means a company’s removal or correction of a marketed Product that the FDA or equivalent Governmental Authority considers to be in violation of law and against which such agency might reasonably be expected to initiate legal action (e.g., a seizure). A Recall does not include market withdrawal for other reasons, or a stock recovery.

“Serious Failure to Supply” shall mean that in a period of a Year, for reasons other than Force Majeure or the default of Acorda, Elan fails on at least two occasions to supply Acorda’s properly forecasted and ordered requirements of the Product in accordance with the terms of this Agreement, except for Minor Deficiencies, and the cumulative shortfall for such Year attributable to such failure(s) is at least 25% of the aggregate amount properly forecasted and ordered from Elan for delivery in such Year.

“Term” shall mean the term of this Agreement, as set out in Clause 11.

“$” and “US$” shall mean United States Dollars.

“Year” means each consecutive four Calendar Quarters.

1.2.                                   Further Definitions:

In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below:

Definition	Clause

“Discount”	9.4
“First Approval”	4.1.1
“Manufacturer”	7.1
“Resumption Quarter”	7.6.1
“Second Source”	7.1
“Second Source Quantity”	7.2.1
“Supply Price”	9.3.1
“Technical Agreement”	5.5

1.3.                                   Definitions in Licence Agreement:

Except as otherwise defined in this Agreement, all capitalised terms used in this Agreement shall have the same meaning as in the Licence Agreement.

1.4.                                   Interpretation:

In this Agreement:

1.4.1                             the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

1.4.2                             any reference to a Clause or Schedule, unless otherwise specifically provided, shall be respectively to a Clause or Schedule of this Agreement.

1.4.3                             the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

1.4.4                             the expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

CLAUSE 2                  EXCLUSIVE SUPPLY

2.1.                                   Subject to the terms and conditions of this Agreement, during the Term, Acorda shall purchase its Minimum Elan Requirements of the Product in the Territory from Elan, except as provided in Clause 2.3.

2.2.                                   Subject to the terms and conditions of this Agreement, during the Term, Elan shall not supply the Product to:

2.2.1                             any person other than Acorda outside the Elan Territory; or

2.2.2                             any person other than Acorda in the Elan Territory who intends, to the actual knowledge of Elan, to sell the Product outside the Elan Territory –

except as requested by Acorda, PROVIDED THAT to extent required by applicable law, Elan shall be permitted to:

(a)                                       sell the Product to a person in a country which is both part of the Elan Territory and within the EEA, notwithstanding that such person may re-sell the Product in another part of the EEA which is not part of the Elan Territory; and

(b)                                      if any country of the EEA is part of the Elan Territory, sell the Product to a person in another country of the EEA which is not part of the Elan Territory, provided further that Elan shall not actively solicit any such sales.

2.3.                                   Elan shall not have the obligation to use commercially reasonable efforts to supply the Product where 140% of Manufacturing Cost would exceed the Supply Price, subject to Clauses 2.4 and 2.5

2.4.                                   In the event that either party is of the opinion that the circumstances in Clause 2.3 apply or may shortly apply, it shall promptly notify the other.  In such event the parties shall meet to discuss, inter alia, the manner in which Manufacturing Cost is calculated by Elan and Acorda’s commercialisation plans.

2.5.                                   If after such discussions Elan is of the opinion that if it continues to supply the Product to Acorda, the circumstances in Clause 2.3 will apply, Elan shall promptly formally so notify Acorda.  In such event

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

2.5.1                             Elan shall use commercially reasonable efforts to supply Acorda with Product the subject of binding orders issued prior to Acorda’s receipt of such notification, provided that such orders relate to Product scheduled for delivery in the period of three (3) months after the date of the purchase orders, and that such Product shall be invoiced at the applicable price under Clause 9.2 or 9.3; and

2.5.2                             After the expiration of the period referred to in Clause 2.5.1, Acorda shall have no further obligation to purchase Product under this Agreement, provide, however, that Acorda may at its option place further purchase orders for delivery during up to a six (6) month period immediately following the period referred to in Clause 2.5.1, subject always to Clause 4 and Clause 5, provided, further, that (i) any such purchase orders are placed not later than three (3) months from the date of Elan’s notice under this Clause 2.5; and (ii) any such Product ordered shall be invoiced at a price equal to Manufacturing Cost plus [**].

If following the period referred to in Clause 2.5.2, Acorda wishes to continue to purchase the Product from Elan and Elan is prepared to supply the same, the Parties shall negotiate in good faith the terms of any such supply and purchase.

As from the time of Elan’s notice, Acorda shall be entitled to purchase the Product from the Second Source, but without prejudice to binding purchase orders already placed with Elan and subject to the foregoing paragraph.

CLAUSE 3                  REGULATORY MATTERS

3.1.                                   Elan shall be responsible, at Elan’s expense, for filing for and maintaining all license and permits pertinent to Elan’s Facility, as distinct from the Regulatory Approvals specific to the Product, without prejudice to Elan’s responsibilities under the Licence Agreement in respect of preparation and delivery to Acorda for incorporation into the NDA or any NDA Equivalent, of the CMC Section.

3.2.                                   Upon Elan’s prior written notice, Acorda shall permit Elan or any Affiliate to have access to the NDA and any NDA Equivalent and Regulatory Approvals and to take photocopies of same, as required by Elan to fulfil reporting requirements or as otherwise may reasonably be required by Elan in connection with this Agreement.

3.3.                                   Inspections or Inquiries by Governmental Authorities. With respect to Product supplied by it, Elan shall be responsible for all process and equipment validation and quality control tests and procedures required by any Governmental Authority and shall take all steps necessary to pass inspection by any Governmental Authorities in the Major Markets, but without prejudice to Article 6.3 of the License Agreement. Elan shall:

3.3.1                             notify Acorda as soon as possible, but in any event within the time period to be set forth in the Technical Agreement, of any notification received by Elan from a Governmental Authority to conduct an inspection of its manufacturing or other facilities used in the development, manufacturing, packaging, storage or handling of the Product;

3.3.2                             without delay make available to Acorda a copy of any inspection report received by Elan resulting from any inspection of any of such facilities by such Governmental Authority to the extent such report relates to Product, the formulation, manufacture, testing, storage and delivery of the Product or any premises used by Elan in performing Elan’s obligations under this Agreement;

3.3.3                             provide Acorda with a written copy of any proposed response(s) thereto at least three Business Days prior to submitting such response to any Governmental Authority as well as a copy of the response actually submitted.

Representatives of Acorda or its Designee shall have the right to be present during the inspection and/or during the close-out session with the inspectors.  Any Form 483 observations or warning letter related to the Product shall be provided promptly to Acorda, which shall have the right to review and discuss the proposed written response to such 483 observations or warning letter, and a copy of the response actually submitted shall be promptly provided to Acorda. Copies of all other correspondence with any Governmental Authority relating to that any party’s  activities under this Agreement will be provided to the other party within forty-eight (48) hours.

3.4.                                   Inspection by Acorda / Governmental Authority.  Elan shall make (i) any licenses and permits relating to Elan’s Facility; and (ii) that portion of Elan’s facility where the Product is manufactured, packaged, tested or stored, including all record and reference samples, available for inspection:

3.4.1                             by Acorda’s duly qualified employee or Designee or, with the consent of Elan, by Acorda’s agent or contractor; or

3.4.2                             by the relevant Governmental Authority.

An inspection under Clause 3.4.1 shall be limited to determining whether there is compliance with cGMP and other requirements of applicable law, including production or quality issues relating to the Product.  Any consent required under this Clause 3.4 shall not be unreasonably withheld or delayed.

3.5.                                   Preservation Samples/Retained Samples.  Pursuant to all applicable laws, rules and regulations and to the Specifications, Elan shall assign and apply lot numbers and shall take from each lot of (i) the API used to manufacture Product pursuant to this Agreement; (ii) inactive ingredients used in the manufacture of Product pursuant to this Agreement; and (iii) the Product shipped to Acorda or its designee pursuant to this Agreement, preservation samples/retained samples. Elan shall retain and store the particular lot of API, other ingredients or Product, as applicable, in accordance with FDA and other applicable regulations, which currently provide for a period expiring no earlier than two years after the expiration of the shelf life of the particular lot of Product shipped to Acorda or its Designee pursuant to this Agreement.  Preservation samples/retained samples, as referred to herein, do not include samples retained for purposes of stability testing.

3.6.                                   Elan shall at its option be entitled to change the manufacturing process or site for manufacture of the Product, provided that (a) Elan provides Acorda with all required information in form and substance necessary to file any related amendments or supplements to the NDA or any NDA Equivalent or, if applicable, Elan files with applicable regulatory authorities any required amendments or supplements to any DMF; (b) no such change shall take effect until all requisite regulatory approvals have been obtained, and (c) Elan shall be responsible for the costs associated with such change.  Acorda shall reasonably co-operate with Elan in obtaining any such changes requested.

CLAUSE 4                  FORECASTS AND ORDERS

4.1.                                   Forecasts.  Acorda shall provide Elan with bona fide written forecasts of its estimated Minimum Elan Requirements of the Product as follows:

4.1.1                             within eighteen (18) months prior to the anticipated date of first Regulatory Approval in any Major Market (“First Approval”), Acorda shall provide Elan with an eighteen (18) month forecast, broken down on a quarterly basis, for the period beginning with the anticipated date of First Commercial Sale in such Major Market (which date shall be specified in the forecast);

4.1.2                             thereafter, every three months until First Approval, Acorda shall provide Elan with an updated forecast on a quarterly basis;

4.1.3                             within thirty (30) days of First Approval, and thereafter each calendar month not later than the 23rd of the month, a rolling 18 month forecast, broken down on a month-by-month and country-by-country basis, for the period commencing at the beginning of the following month; and

4.1.4                             not later than 1 August in each year, a five (5) year forecast, broken down on an annual basis.

Except as otherwise provided herein, all forecasts made hereunder shall be made to assist Elan in planning its production and Acorda in planning marketing and sales, shall not be binding purchase orders, and shall be without prejudice to Acorda’s subsequent firm orders for the Product in accordance with the terms of this agreement. Each forecast provided by Acorda shall supercede any previous forecast and may be expressed in a reasonable range. After receiving Acorda’s forecasts, Elan shall notify Acorda within five (5) days if Elan becomes aware that it will be unable to supply Acorda’s forecasted requirements of Product and, in such event, the provisions of Clause 4.6 shall be applicable.

4.2.                                   Purchase Requirements. Subject to the agreement between the Parties relating to Launch Stocks under Clause 4.7, Acorda shall be bound to order one hundred percent

(100%) of the forecasted quantities of the Product for each month of the first  three (3) months of the most recent rolling forecast referred to in Clause 4.1.3, but otherwise forecasts shall not be binding.

4.3.                                   Forecasts and orders shall not increase or decrease by more than 25% in the aggregate amount of Product required in a calendar quarter compared to the previous calendar quarter, except for Launch Stocks or unless otherwise agreed by Elan.  However, Elan shall use reasonable efforts to fulfil Acorda’s requirements in excess of duly forecasted and ordered amounts.

4.4.                                   Forecasts and orders shall not exceed the Maximum Capacity during the applicable quarterly period.

4.5.                                   Firm Orders.  Acorda or its Designee shall provide Elan with purchase orders on the standard purchase order forms of Acorda or its Designee (without prejudice to Clause 5.4) of its Elan Minimum Requirements at least ninety (90) days before it requires each delivery of Product (subject to Clause 4.7 with respect to Launch Stocks), specifying the required delivery date in each purchase order and specifying the quantity of Product requested for commercial use and the quantity of Product for promotional and sample use.

4.6.                                   Shortages.  Elan agrees that it will use commercially reasonable efforts to prevent an interruption of supply to Acorda and shall immediately notify Acorda of any problems or unusual production situations which may adversely affect production or quality of Product or its Specifications or its timely delivery to Acorda or its designee.  If, at any time during the term of this Agreement, Elan becomes aware that it will not be able to satisfy Acorda’s forecasts or ordered requirements for Product, then Elan shall:  (i) give Acorda prompt notice thereof, (ii) take all commercially reasonable steps to enable Acorda to procure adequate quantities of Product from the Second Source in accordance with the applicable provisions of Clause 7 and (iii) if such inability is partial, Elan shall fulfill firm orders with such quantities of Product as are available. and shall continue to use its commercially reasonable efforts to fulfill orders on a timely basis.

4.7.                                   Launch Stocks. Within six months prior to an anticipated Regulatory Approval in a Major Market, the parties shall discuss and agree upon the manufacture and purchase of specific quantities of Launch Stocks for launch of the Product in  the applicable Major Market.

4.7.1                             Launch Stocks shall be ordered not later than 20 Business Days from receipt by Acorda of an approval letter, from the FDA or equivalent Governmental Authority in respect of the NDA or an NDA Equivalent in another Major Market.

4.7.2                             Acorda may use the validation batches of the Product as Launch Stocks, subject to compliance with applicable laws, the Licence Agreement and other provisions of this Agreement, provided that in such event, any amounts previously paid by

Acorda to Elan for such validation batches shall be credited against the applicable price for Launch Stocks under Clause 9.1.

CLAUSE 5                  SUPPLY OF THE PRODUCT

5.1.                                   Save as otherwise provided in this Agreement, Elan shall use commercially reasonable efforts to produce and supply to Acorda its entire Elan Minimum Requirements of the Product as set forth in and in response to firm purchase orders, within ninety (90) days of the purchase order, or one hundred and fifty (150) days for Launch Stocks or samples (subject to any required extension due to the lead times of specific components of samples).

5.2.                                   Elan shall have no obligation to supply Product:

5.2.1                             For any period, in excess of Acorda’s properly forecast requirements for such period (but Elan will nevertheless use its commercially reasonable efforts to fulfil Acorda’s requirements in excess of such amounts, having regard to its manufacturing capacity);

5.2.2                             for less than a minimum order of one Batch, or such other minimum quantity as may be agreed in the Technical Agreement;

5.2.3                             in partial Batches;

5.2.4                             where Clause 2.3 applies; or

5.2.5                             pursuant to an order which does not conform in all material respects to the provisions of Clause 4 and this Clause 5; provided that if Elan does supply pursuant to such an order in its absolute discretion, that fulfilment shall not affect Elan’s right to refuse to fulfil any subsequent order which does not comply in all material respects with those provisions.

5.3.                                   The Product supplied by Elan to Acorda shall:

5.3.1                             be delivered in finished packaged form in the dosages and configurations as set forth in the Specifications and agreed by the parties and included in the NDA and any NDA Equivalent;

5.3.2                             be shipped EXW Elan’s Facility;

5.3.3                             be delivered with a certificate of analysis and certificate of release in respect of the Product, in a form reasonably acceptable to Acorda (and Acorda shall be entitled to rely upon such certificate of analysis without the necessity of performing additional testing), in accordance with the terms of the Technical Agreement, cGMPs and the NDA or any NDA Equivalent; and

5.3.4                             have a shelf life to be determined in the Technical Agreement.

5.4.                                   The terms of this Agreement are hereby incorporated by reference into each order of Product submitted by Acorda and accepted by Elan.  In the event of any conflict between an order or other written instructions and this Agreement, the terms of this Agreement shall prevail.

5.5.                                   Not less than eighteen (18) months before the anticipated First Approval, or such later date as may be determined by the Committee, the parties shall negotiate in good faith to conclude a detailed technical agreement (the “Technical Agreement”) regulating the parties’ respective obligations from a technical and quality perspective for the supply of the Product by Elan to Acorda, subject in all cases to compliance with cGMPs, the requirements and commitments of the NDA and any NDA Equivalent and any other applicable laws or regulations governing manufacture and supply of Product.  Such agreement will include commercially reasonable terms as to:

5.5.1                             the precise procedures regulating the alleged failure of any shipment of the Product to conform to the Specifications as a result of an alleged latent defect and the procedures to be adopted for the return and replacement of such Product;

5.5.2                             the inspection and testing for compliance with specifications of API to be conducted by Elan prior to incorporation into Product, the testing and quality analysis of Product to be conducted by Elan prior to shipment of the Product and the format of the certificate of analysis and certificate of release to be furnished by Elan to Acorda as well as any quality analysis to be conducted by Acorda or its Designee;

5.5.3                             the batch manufacturing records and other documentation to be prepared and maintained by Elan and delivered with each shipment to Acorda to show compliance with cGMP as well as other applicable United States of America and foreign laws and regulations;

5.5.4                             the agreed shelf life of the Product as of the date of shipment;

5.5.5                             the quantity of Product constituting a Batch and minimum Batch size of each shipment of the Product;

5.5.6                             the manner in which Elan may provide Acorda with assistance in relation to field alerts, recalls, complaints and adverse events;

5.5.7                             the notification of change by both parties;

5.5.8                             the responsibility to collate and write annual product review and annual reports;

5.5.9                             technical agreements with any subcontracted parties;

5.5.10                       the stability commitments in NDA or amendments thereto;

5.5.11                       active drug substance, excipient and component supplier agreements, including audits/inspections of related manufacturing facilities;

5.5.12                       procedures for determining and monitoring the marginal unit variable element of Manufacturing Cost for purposes of Clause 9.5.1;

5.5.13                       such other matters relating to the manufacturing and supply of Product, including any amendments to any of the terms of this Agreement, any matters that this Agreement refers to be included in the Technical Agreement or any other matters that the Parties may mutually agree to or as may be required by the NDA or any NDA Equivalent.

CLAUSE 6                  DISPUTES AS TO SPECIFICATION

6.1.                                   All claims for failure of any delivery of the Product to conform to the Specifications must be made by Acorda in writing within sixty (60) days  following delivery of Product to Acorda or its Designee except in the case of latent defects.  Acorda shall promptly upon Elan’s request provide reasonable details of the alleged non-conformance and supporting evidence, and shall upon request permit Elan to re-test the Product.  If Elan does not agree with Acorda’s determination of non-conformance, then Elan shall provide Acorda with a written notice of such disagreement within twenty (20) days of receipt of the non-conformance notice (adjusted for any delay in providing appropriate details or permitting re-testing), responding to Acorda’s claim.  The Parties shall use commercially reasonable efforts to resolve such disagreement within ten (10) Business Days of Acorda’s receipt of Elan’s notice of disagreement.

6.2.                                   Claims for latent defects, not discovered during the routine testing protocol (to be agreed in the Technical Agreement) shall be made in accordance with the Technical Agreement in writing within thirty (30) days of discovery.  Failure to make timely claims in the manner to be prescribed in the Technical Agreement shall constitute acceptance of the delivery.

6.3.                                   In the event that the Product supplied by Elan is not in compliance with the Specifications, or is otherwise adulterated, misbranded or defective, Elan shall, in addition to any other applicable remedies:

6.3.1                             be responsible, at the sole cost and expense of Elan, for re-analysis, sampling, processing, return, disposal or destruction, including certification of destruction, of such non-conforming Product; and

6.3.2                             at its cost, replace the nonconforming Product with Product meeting the Specifications as soon as reasonably practicable.

6.4.                                   In the event that the nonconformity was due to a fault of Acorda, then, according to Elan’s orders, the Product shall either be destroyed by Acorda, or returned to Elan for destruction by Elan, at Acorda’s expense.  In such an event Acorda will not be entitled to any credit as to the non-conforming Product.

6.5.                                   In the event of an unresolved dispute as to:

6.5.1                             conformity of the Product with Specifications; or

6.5.2                             whether defects in the Product are attributable to the negligent acts or omissions of Elan,

the parties shall within 30 days after expiration of the ten (10) Business Day period referred to in Clause 6.1 appoint an independent laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the parties.

All costs relating to this process shall be borne solely by the party whose testing was in error.

If the parties are unable to agree as to the independent laboratory to be used, the matter shall be referred to arbitration in accordance with Article 12.14 of the License Agreement.

CLAUSE 7                  SECOND SOURCE

7.1.                                   Process Transfer to Second Source:

Acorda shall be entitled to qualify  the facility of Patheon Inc. at 2100 Syntex Court, Mississauga, Ontario as a second source of the Product (“Second Source”), subject to Patheon, Inc. (the “Manufacturer”) undertaking to Elan to protect the confidentiality of Elan’s manufacturing processes related to Product and not use them for any other purpose, in terms reasonably satisfactory to Elan provided that Elan hereby acknowledges that the Manufacturer is in the process of being qualified as a Second Source Manufacturer.

At Acorda’s request, Elan shall use commercially reasonable efforts to assist in qualifying the Second Source as an alternative site of manufacture of the Product.  Pursuant to this obligation, Elan shall:

7.1.1                             provide Acorda or the Manufacturer (at Acorda’s request) with any information necessary to manufacture the Product;

7.1.2                             provide to Acorda or the Manufacturer (at Acorda’s request) the documentation constituting the required material support, more particularly practical performance advice, shop practice, specifications as to materials to be used and control methods;

7.1.3                             assist Acorda and/or the Manufacturer (at Acorda’s request) with the working up and use of the technology and with the training of Manufacturer’s personnel to the extent which may reasonably be necessary in relation to the manufacture of the Product by the Manufacturer.  In this regard, Elan will receive the Acorda’s and/or Manufacturer’s scientific staff, as applicable, in its premises for certain periods, the term of which will be agreed by the parties; and

7.1.4                             comply with the other obligations and responsibilities of Elan relating to technology transfer to Patheon, as set forth in the Technology Transfer Responsibilities Schedule.

Acorda shall comply with its obligations and responsibilities relating to technology transfer to Patheon, as set forth in the Technology Transfer Responsibilities Schedule.

7.2.                                   Supply of Product from Second Source:

Acorda may purchase the following quantities of Product from the Second Source and, accordingly, if so purchased, Acorda shall have no obligation to purchase such quantities from Elan and Elan shall have no obligation to supply such quantities to Acorda:

7.2.1                             In any Year, up to twenty five percent (25%) of Acorda’s total requirements of Product for such Year, subject to Clauses 7.3.2 and 9.5 (the “Second Source Quantity”);

7.2.2                             quantities of the Product which Elan is not obligated to, and declines to, supply pursuant to Clause 2.3;

7.2.3                             quantities of Product in addition to the Second Source Quantity required to make up any portion of a valid purchase order which is either (i) not delivered by Elan by its due date for delivery (regardless of the cause of late or short delivery), except for Minor Deficiencies, or (ii) by reason of Force Majeure, to the extent not capable of being delivered by its due date for delivery, for so long as the Force Majeure continues;

7.2.4                             where there is a Serious Failure To Supply, its entire requirements of the Product, subject to Clause 7.6.

7.3.                                   Notification of Supply from Second Source; Equitable Purchase of Samples:

7.3.1                             If Acorda purchases Product from the Second Source, the amount of the same, together with the quantity so purchased as samples, shall be notified to Elan in the applicable Statement.

7.3.2                             Acorda shall purchase from the Second Source at least the same proportion of samples of the Product  to commercial supply of Product as the proportion of samples to commercial supply purchased by Acorda from Elan.

7.4.                                   No Supply Restrictions On Second Source:

Acorda shall not place or attempt to place any restriction on supply from the Second Source to Elan or its licensees for sale in the Elan Territory, except to the extent of the restrictions on supply by Elan under Clause 2.2.  In particular, Acorda shall not place or attempt to place any restriction on supplies from the Second Source to Elan for sale in the Elan Territory or its licensees after the end of the Term.

7.5.                                   Responsibility for Second Source:

Assuming compliance by Elan with Clause 7.1, Acorda shall be solely responsible for:

7.5.1                             all process and equipment validation in the Second Source required by applicable law or regulations and shall take all steps reasonably necessary to pass inspection by the Governmental Authority;

7.5.2                             Product supplied to Acorda or its Designees by the Second Source.

7.6.                                   Resumption of Elan Supply:

7.6.1                             In the event that Product is being purchased from a Second Source as a result of Serious Failure To Supply, at such time as Elan has remedied the situation that caused it and is once again able to fulfil its obligations to supply Product pursuant to the terms and conditions of this Agreement, Elan shall so notify Acorda.  Commencing on the first calendar quarter beginning after the date of such notice (the “Resumption Quarter”), Acorda shall resume purchasing and Elan shall resume its obligations to supply the Minimum Elan Quantities from Elan, subject to the provisions of Clause 7.6.2.

7.6.2                             Acorda shall be entitled to:

7.6.2.1                        honor its binding purchase commitments from the Second Source, incurred reasonably and consistently with its practice of ordering from Elan and for delivery within three (3) months of the date of such commitments, prior to the notice referred to in Clause 7.6.1; and

7.6.2.2                        subsequent to the commencement of the Resumption Quarter, in addition to the Second Source Quantity, purchase from the Second Source up to twenty five percent (25%) of Minimum Elan Requirements, to the exclusion of Elan, for two consecutive calendar quarters in order to be satisfied of Elan’s ability to fulfil its obligations in respect of the supply of Product pursuant to the terms and conditions of this Agreement.

7.6.3                             The Technical Agreement shall contain terms applicable to the resumption of supply where the cessation is by reason of Force Majeure, which shall be not less favourable to Elan than the provisions of Clauses 7.6.1 and 7.6.2 applicable to resumption following Serious Failure to Supply.

7.7.                                   No Termination Right:

Absent Elan’s failure to use commercially reasonable efforts to supply Product in accordance with the terms of this Agreement, Acorda shall have no right to terminate this Agreement by reason of failure to supply, except as otherwise expressly provided herein.

7.8.                                   Have Made License:

The Parties acknowledge and confirm that:

(a)                                  to the extent that Acorda is permitted hereunder to purchase the Product from Patheon; and

(b)                                 following termination of this Agreement, and until termination of the License Agreement –

Acorda is regarded for the purposes of Article 2.1 of the License Agreement as being permitted to have the Product made by Patheon at the Second Source (subject always to the terms and conditions of this Agreement) and that the license grant under such Article 2.1 to make and have made Product extends accordingly.

CLAUSE 8                  ADVERSE EVENTS AND PRODUCT RECALL

8.1.                                   Each party shall give the other prompt notice, which shall be promptly confirmed in writing, of any occurrence that involves:

8.1.1                             any material complaint about the safety or effectiveness of a Product, including a claim for death or injury following administration of such Product (that is plausibly related to the administration of such Product); and

8.1.2                             any other matter arising out of this Agreement that must be reported to a Governmental Authority.

In the case of Acorda reporting to Elan matters described in Clause 8.1.2, reporting quarterly, or in such other timescale as may be agreed in the Technical Agreement, shall be considered “prompt”.

For the avoidance of doubt, Acorda shall have overall responsibility for adverse event reporting and medical complaints.

8.2.                                   If a party:

8.2.1                             is notified by a Governmental Authority that a Recall of a Product is required, requested or otherwise advisable as being probably needed; or

8.2.2                             establishes a need to Recall a Product for non-conformities with the Specifications –

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

it shall promptly give to the other party written notice of the same with full details.

8.3.                                   Unless otherwise agreed, after consultation with Elan, Acorda shall take the lead role in any Recall, market withdrawal, stock recovery or any other corrective action related to Product in a commercially reasonable manner and Elan shall afford all reasonable assistance.  A final report shall be completed by Acorda and delivered promptly to Elan.

8.4.                                   If the Recall, market withdrawal, stock recovery or other corrective action relating to a Product arises from Elan’s negligent acts or omissions in manufacturing the Product, or failure of the Product to conform to Specifications, the costs, including the cost of replacement quantities of Products, of such Recall, market withdrawal, stock recovery or other corrective action relating to a Product shall be borne by Elan provided that Acorda could not have discovered the said act(s) or omission(s) prior to the sale of the Product by exercising reasonable diligence.  In all other circumstances, such costs shall be borne by Acorda. For purposes of this Agreement, such costs shall include the expenses of notification and destruction or return of the Recalled Product and all other documented out-of-pocket costs incurred in connection with such Recall, market withdrawal, stock recovery or other corrective action relating to a Product, but shall not include lost profits or opportunity costs of either Party.

In the event that Elan should bear the costs of any recall hereunder, Elan shall be entitled but not obliged to take over and perform the recall of the Product and Acorda shall provide Elan at no cost with all such reasonable assistance as may be required by Elan.

CLAUSE 9                  FINANCIAL PROVISIONS

9.1.                                   Price of Launch Stocks:

Elan shall invoice Acorda for Launch Stocks at a price equivalent to Manufacturing Cost plus [**], subject to reconciliation pursuant to Clause 9.3.3.

9.2.                                   Price of Samples:

The price to be charged to Acorda for Product intended for distribution as free-of-charge promotional samples in its marketing and promotion of the Product shall be equivalent to Manufacturing Cost plus [***] which price shall apply to Product supplied EXW Elan’s Facility to Acorda.  For the avoidance of doubt, the Parties confirm that if Acorda requires the samples to be supplied in sample packaging, Manufacturing Cost shall include all costs referable to such packaging.

9.3.                                   Price of Product (General):

9.3.1                             Except for Product referred to in Clauses 9.1 and 9.2, the price of the Product manufactured by Elan to be charged to Acorda under this Agreement shall be equivalent to [***] of the NSP as determined by the provisions of Clause 9.3.3 (the “Supply Price”), less the Discount to the extent applicable, and

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

subject to Clause 2.5. The foregoing price shall apply to Product supplied EXW Elan’s Facility packaged and labelled in final market form and consistent with the NDA.

9.3.2                             For the avoidance of doubt the Parties agree that if for whatever reason the Product supplied by Elan to Acorda which meets the Specifications and the applicable law and regulatory requirements is not sold by Acorda, payment to Elan for such Product shall nonetheless be effected and the price of the Product shall be determined by reference to the NSP calculated pursuant to the provisions of Clause 9.3.3.

9.3.3                             Upon supply, Elan shall render an invoice in respect of the quantities of Product delivered to Acorda for a sum calculated by reference to [***] of then-applicable Notional NSP.  The Parties shall adjust their account as of the end of each calendar quarter during such calendar year by Acorda paying to Elan, or by Elan crediting Acorda (as the case may be), the difference between the sum paid pursuant to the previous sentence and the actual Supply Price calculated each calendar quarter pursuant by reference to actual NSP in such quarter, within the period specified in Clause 9.6.

9.4.                                   Discount:

Where Acorda purchases from Elan for delivery in any Year more than [***] tablets of the Product, Acorda shall be entitled to a discount (the “Discount”) in respect of the excess equal to [***] of Elan’s Manufacturing Cost for such excess tablets.

The Discount is without prejudice to Clause 2.3.

9.5.                                   Compensating Payment:

9.5.1                             In respect of all Product purchased from the Second Source pursuant to Clause 7.2.1 and 7.6.2.2, Acorda shall make a compensating payment to Elan calculated per unit as X – Y, where “X” is the unit price that would have applied if the Product were purchased from Elan, under Clause 9.2 or 9.3 as applicable; and “Y” is the marginal unit variable element of Elan’s Manufacturing Cost applicable to such Product.

9.5.2                             Such compensating payment shall be made in respect of a particular quarter at the time of provision of the Statement, based on the then Notional NSP and estimated Manufacturing Cost.  The Parties shall adjust their account as of the end of each calendar year by Acorda paying to Elan, or by Elan crediting Acorda (as the case may be), the difference between the sum paid pursuant to Clause 9.5.1 and the actual payment calculated on the basis of actual applicable NSP and actual Manufacturing Cost calculated at the end of the calendar year, or such other period as may be specified in the Technical Agreementwithin sixty (60) days after the end of the calendar year.

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

9.6.                                   Time For Payment:

For the first two years following First Commercial Sale of the Product in any country of the Territory, payment for the Product supplied to Acorda shall be effected in $ within sixty (60) days of the date of the relevant invoice issued on supply by Elan pursuant to Clause 9.3.3.  Thereafter, payment shall be effected by Acorda in $ within thirty (30) days of the date of the relevant invoice issued on supply by Elan pursuant to Clause 9.3.3.

The adjusting payments referred to in Clause 9.3.3 shall be made on provision of the relevant Statement.

For the avoidance of doubt, in respect of Product ordered for a particular country prior to Regulatory Approval in that country, Acorda shall be responsible for the price of such Product as from its readiness for delivery, notwithstanding that applicable law or regulations may prevent such Product from being supplied before Regulatory Approval.

9.7.                                   Process Transfer Costs:

Except as otherwise set forth in this Agreement, in respect of the establishment, qualification and operation of the Second Source, Acorda shall be solely responsible for:

9.7.1                             Acorda’s own costs and expenses;

9.7.2                             all third party costs and expenses, including out of pocket expenses incurred by Elan, for products or services previously approved by the Committee; and

9.7.3                             work conducted by Elan, its Affiliates, and their employees and consultants, under the Technology Transfer Responsibilities schedule, or as may otherwise be agreed to by the Parties, at the rate of FTE plus 45%.

9.8.                                   VAT:

All prices for the Product and other amounts in this Agreement are exclusive of any applicable value added or any other sales tax, for which Acorda will be additionally liable, if payable, subject to Clause 10.

CLAUSE 10           PAYMENTS, REPORTS AND AUDITS

Article 5.9 of the Licence Agreement is hereby incorporated by reference herein as if restated in its entirety herein.

CLAUSE 11           DURATION AND TERMINATION

11.1.                             This Agreement shall be deemed to have come into force on the Effective Date and will expire upon expiry or termination of the Licence Agreement, howsoever arising.

11.2.                             In addition to the rights of termination provided for elsewhere in this Agreement, either party will be entitled forthwith to terminate this Agreement by written notice to the other party if:

11.2.1                       that other party commits any breach of any of the provisions of this Agreement or the Licence Agreement, and in the case of a breach capable of cure, fails to cure the same within 60 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; provided, that if the breaching party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the parties;

11.2.2                       that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

11.2.3                       an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

11.2.4                       any proceedings are filed or commenced by that other party under bankruptcy, insolvency or debtor relief laws or anything analogous to any of the foregoing under the laws of any jurisdiction occurs in relation to that other party.

11.3.                             For the purposes of Clause 11.2, a breach will be considered capable of cure if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

11.4.                             Elan may terminate this Agreement by giving twelve (12) months’ written notice to do so to Acorda.

CLAUSE 12           CONSEQUENCES OF TERMINATION

12.1.                             Upon exercise of those rights of termination specified in Clause 11 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of the Agreement which survive the termination of the Agreement and Clause 12.2 automatically terminate forthwith and be of no further legal force or effect, provided, however, that if the Agreement is terminated by Elan under Clause 11.4 such termination shall not be effective until the expiration of such twelve (12) month period

12.2.                             Upon termination of this Agreement by either party, the following shall be the consequences:

12.2.1                       any sums that were due from Acorda to Elan under the provisions of Clause 9 or otherwise prior to the exercise of the right to terminate this Agreement as set forth herein shall be paid in full forthwith provided, that Elan has delivered Product in accordance with the Specifications and cGMP;  and Elan shall not be liable to repay to Acorda any amount of money paid or payable by Acorda to Elan up to the date of the termination of this Agreement;

12.2.2                       all confidentiality provisions set out herein shall remain in full force and effect for a period of 7 years from the date of termination of this Agreement;

12.2.3                       all representations and warranties shall insofar are appropriate remain in full force and effect;

12.2.4                       the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement; and

12.2.5                       if Elan terminates the Agreement under Clause 11.4, Acorda shall be entitled to purchase all of Acorda’s requirements of Product from the Second Source as from termination becoming effective.

CLAUSE 13           REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

13.1.                             The following clauses of the License Agreement are hereby incorporated by reference herein as if stated herein in their entirety, except that for purposes of this Agreement, all references in such clauses to “the Agreement” or “this Agreement” shall be deemed to mean this Supply Agreement: Articles 8.2, 8.3, 8.4, 8.5, and 8.7.

13.2.                             Elan represents and warrants that the Product supplied to Acorda by Elan under this Agreement shall be free of any lien, security, interest or other encumbrance on title, conform to the Specifications and all applicable laws and regulations and requirements of the FDA and other Governmental Authorities including, without limitation, the cGMP regulations which apply to the manufacture, storage, packaging and supply of the Product.  Elan represents and warrants that the Product supplied to Acorda under this Agreement shall be free of defects in material and workmanship, shall not be adulterated or mis-branded as defined by the Act (or applicable foreign law) and shall not be a product which would violate any section of such Act if introduced in interstate commerce and shall be fit for use as a pharmaceutical product. Acorda agrees not to assert its right to rescind this Agreement in the event of a breach of the representations of Elan contained in this Clause 13.2.

13.3.                             Elan shall indemnify, defend and hold harmless Acorda and its officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) due to Third Party claims to which Acorda is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Elan of any of its obligations under this Agreement, (ii) any breach of a representation or warranty of Elan made in this Agreement, (iii) any failure of the Product provided under this Agreement to meet the Specifications, or (iv) the manufacture or shipment of the Product provided under this Agreement by Elan, except in each case to the extent due to the negligence or wilful misconduct of Acorda.

13.4.                             Acorda shall indemnify, defend and hold harmless Elan and its officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) due to Third Party claims to which Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Acorda of any of its obligations under this Agreement, (ii) any breach of any representation or warranty of Acorda made in this Agreement, (iii) damages for personal injury (including death) and/or for costs of medical treatment, caused by or attributed to the Product, or (iv) the acts or omissions of any sub-licensee appointed pursuant to the Licence Agreement, except in each case to the extent due to the negligence or wilful misconduct of Elan or to the relative extent that Elan is obliged to indemnify Acorda pursuant to Clause 13.3.

13.5.                             The party seeking an indemnity shall:

13.5.1                       fully and promptly notify the other party of any claim or proceedings, or threatened claim or proceedings;

13.5.2                       permit the indemnifying party to take full control of such claim or proceedings, with counsel of the indemnifying party’s choice, provided that the indemnifying party shall reasonably and regularly consult with the indemnified party in relation to the progress and status of such claim or proceedings;

13.5.3                       co-operate in the investigation and defence of such claim or proceedings; and

13.5.4                       take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

The indemnifying party may settle a Claim on terms which provide only for monetary relief and do not include any admission of liability.  Save as aforesaid, neither the indemnifying party nor the party to be indemnified shall acknowledge the validity of, compromise or otherwise settle any Claim or proceedings without the prior written consent of the other, which shall not be unreasonably withheld.

13.6.                             TO THE FULLEST EXTENT PERMITTED BY LAW, APART FROM THE FOREGOING REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES, AND THOSE SET FORTH IN THE LICENSE AGREEMENT ELAN MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES AND HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, AND LIABILITIES, WHETHER EXPRESS OR IMPLIED, ARISING FROM CONTRACT OR TORT (EXCEPT FRAUD), IMPOSED BY STATUTE OR OTHERWISE, RELATING TO THE PRODUCTS AND/OR ANY PATENTS OR TECHNOLOGY USED OR INCLUDED IN THE PRODUCTS, INCLUDING ANY WARRANTIES AS

TO MERCHANTABILITY, FITNESS FOR PURPOSE, CORRESPONDENCE WITH DESCRIPTION, OR NON-INFRINGEMENT.

13.7.                             NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ELAN AND ACORDA SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

13.8.                             Elan and Acorda shall each maintain comprehensive general liability insurance, insuring against all liability, including product liability, personal injury, physical injury and property damage in respective  amounts deemed reasonable in the industry for companies of their respective size and engaged in their respective activities under this Agreement for the duration of this Agreement and for a period of 5 years thereafter.

Each party shall provide the other party with a certificate from the insurance company verifying the above and shall notify the other party in writing at least 30 days prior to the expiration or termination of such coverage.

CLAUSE 14           MISCELLANEOUS PROVISIONS

14.1.                             Secrecy and Confidentiality.  Article 12.1 of the License Agreement is hereby incorporated by reference herein as if stated herein in its entirety.

14.2.                             Licence to Elan:

Acorda hereby grants to Elan and Elan hereby accepts for the Term a non-exclusive royalty-free license to use such Acorda Patent Rights and Acorda Know-How as are necessary or useful for the purpose of manufacturing the Product.  Such rights shall be sub-licensable by Elan to its Affiliates and sub-contractors, for the sole purpose of manufacturing the Product in accordance with this Agreement.

14.3.                             Assignment:

14.3.1                       Subject to the provisions of this Clause 14.3, each party be entitled without the consent of the other:

14.3.1.1              to subcontract or delegate the whole or any part of its duties hereunder to its Affiliate(s) (but shall remain responsible for its obligations under this Agreement); and/or

14.3.1.2                     to assign this Agreement to its Affiliate, provided that such assignment has no material adverse tax implications for the other Party or Parties hereto, and provided further that the assigning Party shall remain liable and responsible with such assignee to the other Party for the performance of any obligations, representations or warranties delegated, contracted, assigned or otherwise transferred to any such assignee.

14.3.2                       In the event that Elan agrees to sell all or substantially all of the assets of Elan’s Facility, Elan shall so notify Acorda.  In such event, Elan may (a) terminate this Agreement by ninety (90) days’ written notice to Acorda; or (b) assign all (but not, subject to the following sentences, a portion) of its rights and obligations under this Agreement to a Permitted Elan Assignee, provided that such transfer or assignment has no adverse tax implications for Acorda.

14.3.3                       Each Party may assign all (but not a portion) of its rights and obligations under this Agreement to an entity that acquires all or substantially all of its business or assets to which this Agreement pertains, whether by merger, reorganisation, acquisition, sale or otherwise, provided, that in the case of an assignment by Elan, the assignee is a Permitted Elan Assignee.

14.3.4                       Except as provided for in this Clause 14.3, this Agreement may not be assigned by a party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

14.3.5                       Any permitted assignee of a Party under this Clause 14.3 shall assume all related obligations of its assignor under this Agreement.

14.4.                             Parties bound:

This Agreement shall be binding upon and enure for the benefit of parties hereto, their successors and permitted assigns.

14.5.                             Severability:

If any provision in this Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws:

14.5.1                       such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

14.5.2                       if it cannot be so amended without materially altering the intention of the parties, it will be deleted the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

14.6.            Force Majeure:

14.6.1                       Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure results from Force Majeure.

14.6.2                       If Force Majeure prevents or delays the performance by a party of any obligation under this Agreement, then the party claiming Force Majeure shall promptly notify the other party thereof in writing.  The parties shall thereafter as soon as practicable discuss how best to continue their operations in accordance with this Agreement and shall thereafter continue such discussions on a regular basis while Force Majeure continues.

14.6.3                       Where a party claims Force Majeure, the other party’s obligations under this Agreement shall be suspended for the period while Force Majeure continues, but only to the extent reasonably required by the Force Majeure.

14.6.4                       The party claiming Force Majeure shall use all reasonable efforts to avoid, minimise or remove the cause of such non-performance and to mitigate its effects and shall continue performance with due dispatch whenever such causes are removed.

14.6.5                       Where Force Majeure continues for a period of six (6) months the other party shall have the right to terminate this Agreement, provided that it has complied with its obligations under this Clause 14.6.

14.7.                             Relationship of the parties:

14.7.1                       Nothing contained in this Agreement is intended or is to be construed to constitute any of the parties hereto as partners or members of a joint venture or any party as an employee of another party.

14.7.2                       No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind another party to any contract, agreement or undertaking with any third party.

14.8.                             Amendments:

No amendment, modification or addition hereto shall be effective or binding on any party hereto unless set forth in writing and executed by a duly authorised representative of all parties hereto.

14.9.                             Waiver:

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

14.10.                  Entire Agreement:

14.10.1                 Each of the parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in the License Agreement or in any other document referred to herein.

14.10.2                 This Agreement and the Licence Agreement, together with the exhibits and schedules hereto and thereto, together set forth all of the agreements and understandings between the parties with respect to the subject matter hereof, and supersede and terminate all prior agreements and understandings between the parties with respect to the subject matter hereof, including the SCI Agreement and the MS Agreement.

14.10.3                 Nothing in this Clause 14.10 shall exclude any liability which any party would otherwise have to the other party or any right which either of them may have to rescind this Agreement for fraud.

14.11.                       Governing law and jurisdiction:

14.11.1                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws rules.

14.11.2                 Article 12.14 of the License Agreement is hereby incorporated by reference herein as if stated herein in its entirety.

14.12.                       Notices:

14.12.1                 Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post, reputable overnight courier or fax to:

Elan at

c/o Elan Pharma Ltd.
Monksland
Athlone
Co. Westmeath
Ireland
Attention:	General Manager
Fax:	+353 906 492427

Acorda at

15 Skyline Drive
Hawthorne, New York 10532
United States of America
Attention:	President
Fax:	914.347.4560

or to such other address(es) and fax numbers as may from time to time be notified by either party to the other hereunder.

14.12.2                 Any notice sent by mail shall be deemed to have been delivered within 7 working days after despatch or delivery to the relevant courier and any notice sent by fax shall be deemed to have been delivered upon confirmation of receipt.  Notice of change of address shall be effective upon receipt.

14.13.                       Further assurances:

At the request of any of the parties, the other party or parties shall (and shall use reasonable efforts to procure that any other necessary third parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.

14.14.                       Counterparts:

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

14.15.                       Set-off:

Each of the parties will be entitled but not obliged to set-off against any amount of money payable to it by the other party hereunder, any amount of money payable by it to the other party hereunder.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and date appearing at the top of page 1.

SCHEDULE 1  MANUFACTURING COST

“Manufacturing Cost” shall mean fully absorbed cost of manufacture (including packaging) which shall be determined on the basis of the following elements:

(a)                        Direct material, labour and overhead cost; and

(b)                       Such indirect labour, factory, laboratory and other overhead costs properly allocable.  Overhead allocations shall include, but not be limited to, expenses of plant maintenance and engineering, plant management, receiving and warehousing, disposal and treatment of waste, building occupancy, quality control, costs of services provided to manufacturing and insurance provided to manufacturing.

Such allocations shall be in a manner consistent with GAAP from time to time and in a manner consistent with expenses and overhead allocated to other products manufactured by Elan or its Affiliates.

Where some part(s) of the manufacture or packaging is/are conducted by unaffiliated third party(ies), Manufacturing Cost shall be the amount paid to such third party(ies) plus any of the aforementioned costs incurred by Elan or its Affiliates in completing the manufacture, packaging or delivery of the Product.

SIGNED
Monksland Holdings BV

By:	/s/ Pieter Bosse
By:	/s/ Klaas van Blanken

for and on behalf of
ELAN CORPORATION, PLC.

Name:	Monksland Holdings BV
Title:	Proxyholder

SIGNED

By:	/s/ Ron Cohen

for and on behalf of
ACORDA THERAPEUTICS, INC.

Name:	Ron Cohen
Title:	President & Chief Executive Officer